EXHIBIT 99


                        FOR IMMEDIATE RELEASE

      INVESTOR CONTACT:                       MEDIA CONTACT:
      Pamela Catlett                          Alan Marks
      503.671.4589                            503.671.4235

         Johnathan A. Rodgers Joins Nike's Board of Directors

BEAVERTON, Ore. (17 November, 2006) - NIKE, Inc. (NYSE:NKE) today announced that veteran media executive Johnathan A. Rodgers has been appointed to the company's Board of Directors.

Rodgers, 60, is President and CEO of TV One, a fast-growing cable channel that currently serves approximately 33 million households and offers a broad range of lifestyle and entertainment-oriented programming for adult African-American viewers.

"Johnathan's combination of executive leadership and business and media experience makes him an ideal addition to our board," said Philip H. Knight, Nike founder and chairman. "We look forward to his many valuable contributions to Nike."

Prior to joining TV One, Rodgers built a stellar 30-year career in broadcast television and print journalism. Rodgers was President of Discovery Networks U.S. from 1996 to 2003. Prior to Discovery, Rodgers spent 20 years with CBS, Inc., where he held a variety of senior management positions, including president of CBS Television Stations, and as an executive producer for the CBS Morning News and Weekend Evening Newscasts. Rodgers started his career as a writer and reporter for Sports Illustrated.

Since 2001, Rodgers has served on the board of Procter & Gamble Company as a member of its Innovation and Technology Committee.

He received a bachelor's degree in journalistic studies from the University of California at Berkeley and a master's degree in communications from Stanford University.

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NIKE, Inc. (NYSE:NKE) based near Beaverton, Oregon, is the world's leading designer, marketer and distributor of authentic athletic footwear, apparel, equipment and accessories for a wide variety of sports and fitness activities. Wholly owned Nike subsidiaries include Converse Inc., which designs, markets and distributes athletic footwear, apparel and accessories; NIKE Bauer Hockey Inc., a leading designer and distributor of hockey equipment; Cole Haan, which designs, markets, and distributes fine dress and casual shoes and accessories; Hurley International LLC, which designs, markets and distributes action sports and youth lifestyle footwear, apparel and accessories and Exeter Brands Group LLC, which designs and markets athletic footwear and apparel for the value retail channel.